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                                                                     EXHIBIT 8.2

                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                 TELEPHONE 415-493-9300 FACSIMILE 415-493-6811
                                  WWW.WSGR.COM

                                                                 August 28, 1997

Imagyn Medical, Inc.
27651 La Paz Road
Laguna Niguel, California 92677

Ladies and Gentlemen:

     We have acted as counsel for Imagyn Medical, Inc., a Delaware corporation ("Imagyn"), in connection with the preparation and execution of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of July 17, 1997, among Urohealth Systems, Inc., a Delaware corporation ("Urohealth"), Urohealth Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Urohealth ("Sub"), and Imagyn. This opinion is being delivered to you pursuant to Section 7.2(b) of the Merger Agreement. Pursuant to the Merger Agreement, Sub will merge with and into Imagyn and Imagyn will survive as a wholly-owned subsidiary of Urohealth (the "Merger"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the registration statement on Form S-4 filed with the Securities and Exchange Commission on August 28, 1997 (the "Registration Statement"), the Merger Agreement (including Schedules and Exhibits) and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also reviewed and relied upon representations of officers of Imagyn and Urohealth, respectively (the "Officers' Representations").

     In connection with rendering this opinion, we have assumed or obtained representations (without any independent investigation) that:

          1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger (the "Effective Time")) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

          2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

          3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations; and

          4. The Merger will be reported by Imagyn, and Urohealth on their respective federal income tax returns in a manner consistent with the opinion set forth below.
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     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the Officers' Representations are true and correct at the Effective Time, then:

          1. The Merger will qualify as a "reorganization" within the meaning of
     Section 368(a) of the Code;

          2. Each of Urohealth and Imagyn will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

          3. The discussion entitled "Certain Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement, insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you in our capacity as counsel to Imagyn for purposes of satisfying the requirements of Section 7.2(b) of the Merger Agreement. It may not be relied upon for any other purpose or by any other person or entity and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement under "United States Federal Income Tax Consequences."

                                          Very truly yours,

                                          /s/ WILSON SONSINI GOODRICH & ROSATI
                                          --------------------------------------
                                          Wilson Sonsini Goodrich & Rosati
                                          Professional Corporation